Exhibit 12.1

Christopher A. Wilson Partner cwilson@wbc-law.com Licensed in California Whitney De Agostini Senior Counsel whitney@wbc-law.com Licensed in California	[Wilson Bradshaw, LLP Logo] www.wbc-law.com

Gilbert J. Bradshaw

Partner

gil@wbc-law.com

Licensed in New York

William L Horn

Partner

william@wbc-law.com

Licensed in California

Ashley L. Duran

Associate Attorney

aduran@wbc-law.com

Licensed in the District of Columbia

December 4, 2020

Board of Directors

IdentifySensors Biologics Corp.

20600 Chagrin Boulevard, Suite 450

Shaker Heights, Ohio 44122

Gentlemen:

We have acted, at your request, as special counsel to IdentifySensors Biologics Corp., a Delaware corporation, (the Company”) for the purpose of rendering an opinion as to the legality of 12,500,000 shares of Company common stock, par value $0.0001 per share to be offered and distributed by the Company (the “Shares”), pursuant to an Offering Statement filed under Regulation A of the Securities Act of 1933, as amended, by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, we have reviewed statutes of the State of Delaware, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company, selected proceedings of the board of directors of the Company authorizing the issuance of the Shares, certificates of officers of the Company, and of public officials, and such other documents of the Company as we have deemed necessary and relevant to the matter opined upon herein. We have assumed, with respect to persons other than directors and officers of the Company, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by the Company against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to our firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Christopher A. Wilson

Christopher A. Wilson

Wilson Bradshaw, LLP

Partner